Exhibit 10.1

AMENDMENT TO THE CARNIVAL CORPORATION

FUN SHIP NONQUALIFIED SAVINGS PLAN

The Carnival Corporation Fun Ship Nonqualified Savings Plan (the “Plan”) is hereby amended, effective January 1, 2010, as follows (deletions struck-through, additions bolded):

1.	Section 4.1 of the Plan is amended to read as follows:

4.1 Employee Deferral Contributions. Each Participant may authorize the Employer by which he is employed, in the manner described in Section 3.2, to have an Employee Deferral Contribution made on his behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed during the designated future period covered by the election, as provided in Section 3.2. Such Employee Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 1% nor more than 100%, as designated by the Participant. Effective January 1, 2002, notwithstanding a Participant’s designated deferral percentage, the amount of a Participant’s Employee Deferral Contribution shall not exceed the net result of the Participant’s Eligible Earnings less any amounts required to be withheld from such Participant’s Eligible Earnings including amounts pursuant to any pre-tax elections under Code Sections 125 or 132(f) and such other amounts as designated by the Retirement Committee or its designee. Except as otherwise provided herein and in accordance with Code Section 409A and related official guidance, a Participant’s annual Salary Deferrals election shall be irrevocable for such calendar year. Notwithstanding the foregoing, a Participant who is a highly compensated employee of Carnival Cruise Lines, Carnival Corporation or Seabourn shall not be able to authorize the Employer to have an Employee Deferral Contribution made on his behalf.

2.	Section 4.4 of the Plan is amended to read as follows:

4.4 Bonus Deferrals. By November 30 of each year, and except as provided below with respect to performance-based bonuses, each Participant may authorize, in the manner authorized by the Retirement Committee, the Employer to defer a portion of his Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the December 1 immediately following such November 30. In the case of any Bonus that is designated by the Employer as a performance-based Bonus and which qualifies as performance-based compensation under Code Section 409A and related official guidance, a Participant’s deferral election with respect to all or a portion of his or her Bonus must be made, in writing to the Company on an approved form, no later than May 31 of the 12-month period beginning on the December 1 immediately preceding such May 31 or such other earlier date designated by the Company. Except as otherwise provided herein and in accordance with Code Section 409A and related official guidance, a Participant’s election to defer a Bonus shall be irrevocable for such calendar year. Notwithstanding the foregoing, a Participant who is a highly compensated employee of Carnival Cruise Lines, Carnival Corporation or Seabourn shall not be able to authorize the Employer to defer a portion of his Bonus.

3.	Section 5.1 of the Plan is amended to read as follows:

5.1 Matching Contributions. An Eligible Employee shall become a Participant for purposes of this Section 5.1 only after being credited with at least 1,000 Hours of Service in the 12-month period commencing with the first day on which he is credited with an Hour of Service or in any Plan Year that commences after such day. Once such Eligible Employee becomes a Participant, his Employer shall contribute an amount equal to 50% of the Participant’s Employee Deferral Contributions, up to a maximum amount that does not exceed the lessor of (1) 50% of the applicable dollar limit in effect under Code Section 402(g)(5) for such Plan Year, or (2) 50% of 6% of the Participant’s Eligible Earnings for such Plan Year. Matching Contributions shall be made as soon as practicable after the end of each payroll period. Notwithstanding the foregoing, no Participant who is a highly compensated employee of Carnival Cruise Lines, Carnival Corporation or Seabourn shall receive Matching Contributions under this Section 5.1.

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